Exhibit 99.1

BRE PROPERTIES REPORTS FOURTH QUARTER AND

FULL YEAR 2012 RESULTS

2013 Core FFO Guidance Provided

Common and Preferred Dividends Declared

February 4, 2013 (San Francisco) – BRE Properties, Inc. (NYSE:BRE), a leading owner, operator and developer of high-quality apartment communities in targeted growth markets in California and Seattle, today reported Core Funds From Operations (Core FFO) of $0.61 per share for the quarter ended December 31, 2012, and $2.39 per share for the year ended December 31, 2012. The per share results reflect an increase of 7.0% and 8.6% compared to the fourth quarter and full year periods in 2011, respectively. Core FFO is used to facilitate comparisons of the Company’s earnings results and excludes certain non-core items that by their nature are not comparable when comparing periods or earnings performance between periods. All per share results are reported on a fully diluted basis.

Funds From Operations (FFO) on a per share basis were $0.61 per share for the fourth quarter ended December 31, 2012 and $2.19 per share for the year ended December 31, 2012. A reconciliation of FFO and Core FFO can be found in Exhibit C of the Company’s Supplemental Financial Information package.

Fourth Quarter, 2012 Highlights and 2013 Outlook

•	Fourth quarter same-store revenues and net operating income (NOI) increased 5.6% and 6.2%, respectively, compared to the fourth quarter 2011. During the quarter, physical occupancy averaged 95.7%; annualized turnover was 55.5%; and average revenue per occupied home was $1,645.

•	For the full year 2012, same-store revenues and net operating income (NOI) increased 5.5% and 6.4% over 2011, respectively.

•	During the fourth quarter, BRE completed the sale of two San Diego apartment communities for a combined gross sales price of $77.0 million. For the full year 2012, the Company sold six communities, including three in which it owned joint venture interests, for aggregate net proceeds to the company of $115.1 million.

•

During the fourth quarter, the Company completed construction of Lawrence Station, a 336-home community located in Sunnyvale, California. The project was completed on time and on budget at a total cost of approximately $110.0 million. Also in the fourth quarter, the Company commenced construction of Radius, a 264-unit luxury apartment community located in Redwood City, California, with a projected total cost of $98 million.

•	2013 Core FFO guidance announced in a range of $2.35 to $2.45 per share. Same-store revenue and NOI are expected to increase within the ranges of 3.50% to 4.75% and 3.40% to 5.55%, respectively.

“We finished 2012 on a strong note, producing solid results for the year,” commented Constance Moore, Chief Executive Officer of BRE Properties. “In addition, during the fourth quarter we completed $77 million of strategic dispositions; delivered our Lawrence Station development on time and on budget; and commenced construction of our Radius community in Redwood City, California. Our key initiatives as we enter 2013 remain unchanged: to build on our successful implementation of LRO last year and drive operating performance from our portfolio; and to successfully execute on our development program that is financed with proceeds from our capital recycling efforts through strategic dispositions. While our outlook reflects the impact of these expected dispositions, we believe this strategy preserves our balance sheet strength while improving our portfolio quality which will result in positioning BRE to generate sustainable sector-leading growth and achieve a premium valuation in the coming years.”

Fourth Quarter 2012

Funds from operations, the generally accepted measure of operating performance for real estate investment trusts, totaled $46.9 million, or $0.61 per share, for the fourth quarter 2012, compared with $43.3 million, or $0.57 per share, for the fourth quarter 2011. Core FFO was also $0.61 per share for the quarter. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.)

Net income available to common shareholders for the fourth quarter 2012 totaled $73.8 million, or $0.96 per share, compared with net income of $33.6 million, or $0.44 per share, for the same period 2011. The fourth quarter 2012 results included a gain on sale of real estate totaling $53.9 million or, $0.70 per share. The fourth quarter 2011 results included gains on sales of approximately $16.5 million, or $0.22 per share.

BRE’s fourth quarter year-over-year earnings and FFO results reflect the impact of the following during 2012: (1) increases in same-store property-level operating results over 2011 levels; (2) incremental NOI from acquired and newly completed communities in the last 24 months; and (3) a reduction in interest expense due to lower leverage levels and higher levels of capitalized interest; which were offset by (1) a higher level of outstanding shares from equity issued in 2011 and the first quarter of 2012 and (2) a reduction in NOI from communities sold in 2011 and 2012.

12-Month Period Ended December 31, 2012

For the annual period, FFO totaled $168.9 million, or $2.19 per share, compared with $154.4 million, or $2.14 per share, for 2011. FFO for the annual period in 2012 includes a $15.0 million, or $0.195 per share, impairment charge for land held for sale recorded in the third quarter of 2012. FFO for the annual period in 2011 included: (1) acquisition-related expenses totaling $402,000, or $0.006 per share; and (2) a $3.8 million, or $0.05 per share, preferred stock redemption charge. Core FFO for 2012 was $2.39 per share compared to $2.20 per share in 2011.

Net income available to common shareholders for 2012 totaled $133.5 million, or $1.74 per diluted share, compared with $66.5 million, or $0.93 per diluted share, for the same period in 2011. Annual 2012 results included gains on sales of real estate of approximately $68.2 million, or $0.89 per share and the impairment charge cited above. Annual 2011 results included gains on sales of real estate of approximately $18.8 million, or $0.26 per share and the acquisition-related expenses and preferred stock redemption charge cited above.

Same-Store Results

BRE defines same-store communities as stabilized apartment communities owned by the Company for two comparable calendar year periods. Of the 21,160 apartment homes owned directly by BRE, same-store homes totaled 19,462 for the fourth quarter.

On a year-over-year basis, fourth quarter same-store revenues increased 5.6% compared to fourth quarter 2011. The revenue increase was driven by a 5.5% increase in revenue earned per occupied unit during the period, coupled with a 10-basis-point increase in year-over-year financial occupancy levels. Operating expenses increased 4.4%, resulting in a 6.2% increase in NOI.

On a sequential basis, same-store revenue increased 1.0%, NOI increased 2.1% and expenses decreased 1.2% over third quarter 2012 levels. The sequential quarter increase in revenues was driven by a 0.9% increase in revenue earned per occupied unit during the fourth quarter, coupled with a 10-basis-point increase in financial occupancy.

Company Initiatives

•

Dispositions. In December 2012, the Company completed the sale of two apartment communities in San Diego for a combined gross sales price of $77.0 million. The combined gross sales price of the communities represents a 6.2% weighted average seller’s capitalization rate based on the communities’ annualized NOI. The implied capitalization rate, after giving effect to the reassessed value upon sale under Proposition 13, is estimated at 5.6%. The sale of these two communities resulted in a total gain of approximately $53.9 million in the fourth quarter. Both communities were owned on an unencumbered basis.

For the full year 2012, BRE sold three wholly-owned communities, for total net proceeds of $88.2 million and sold three communities in which it maintained joint venture interests for total net proceeds of $26.9 million. The sale of these communities and interests resulted in an aggregate gain of approximately $68.2 million. Gains related to the sales of these communities are included in the Company’s net income. FFO and Core FFO included no gains from the sale of these communities and interests.

•	Development. In December 2012, the Company completed development of Lawrence Station, a 336-unit luxury apartment community located in Sunnyvale, California. Lawrence Station is centrally located to many of Silicon Valley’s largest employers including Apple, Yahoo, Intel, Google, and Cisco Systems; and enjoys easy access to light rail, Amtrak and San Jose International Airport. The community was built for a total cost of $110 million and was completed on time and on budget. As of December 31, 2012, the community had 158 occupied homes and a total of 183 leased homes.

In October, the Company commenced construction of Radius, a 264-unit luxury apartment community located in Redwood City, California. Radius is projected to be completed in the fourth quarter of 2014, at a total cost of $98 million, or $371,000 per unit. At December 31, 2012, the Company had funded $24 million of the development costs.

As previously communicated, the Company expects to reduce its outstanding development commitments through the completion of its active development projects, the disposition of its land site in Anaheim, California and the contribution of its two Pleasanton, California land parcels into a joint venture. The Anaheim land site is currently being marketed for sale and an update will be provided when a sale has been completed. The Company is completing construction documentation for the Pleasanton sites. It expects to commence the search for a joint venture partner in the first quarter of 2013.

The Company remains committed to creating long-term value through a targeted development program, focused on core in-fill submarkets, appropriately sized for the balance sheet. BRE continues to review potential development opportunities and expects to target a stabilized development program going forward within a range of 10% to 15% of its real estate portfolio base.

As of December 31, 2012, the Company’s active and wholly-owned development pipeline has a total estimated cost of $770 million, of which approximately $395 million remains to be funded through the first quarter of 2015. The active and wholly-owned pipeline consists of the Company’s Aviara, Solstice, Wilshire La Brea, Redwood City and Mission Bay projects.

The Company intends to fund the existing capital commitments related to its current development projects primarily with proceeds from strategic asset sales of certain older, slower growth communities in its existing portfolio, as well as from funds available under its $750 million unsecured revolving credit facility which had no outstanding balance as of the date of this release.

The Company also expects to continue to identify communities within its portfolio that no longer meet its investment criteria. Management believes the disposition of these slower-growth assets over time will contribute to a portfolio with greater concentrations in targeted markets and infill submarkets that can produce a sustainable, sector-leading growth rate. The Company expects to be prudent in the execution of its disposition plans, balancing strategic portfolio goals with capital needs, tax implications, and balance sheet metrics.

2013 Earnings Guidance

Earnings per share (EPS) for the full year 2013 are estimated to be within a range of $1.00 to $1.10.

Management estimates Core FFO per share for 2013 to range from $2.35 to $2.45. At the midpoint, Core FFO is $0.01 ahead of 2012 Core FFO, reflecting: (1) an expected increase in NOI from same-store operations; and (2) increased NOI from communities in lease-up in 2012; (3) offset by the loss of NOI from communities sold in 2012 and expected community sales in 2013.

For the first quarter of 2013, the Company estimates FFO per share to range from $0.54 to $0.58. The difference between the Company’s fourth quarter 2012 FFO of $0.61 per share and the midpoint of the first quarter 2013 guidance range of $0.56 is primarily due to: (1) loss of NOI from San Diego communities sold in the fourth quarter; (2) a sequential increase in both general and administrative expenses and operating expenses in Q1 2013; and (3) the potential loss of NOI from community disposition activity.

The Company’s 2013 financial outlook is based on a number of assumptions and estimates, which are outlined in Attachment B to this release. The primary assumptions and estimates include:

Same-Store Operations

•	An increase in same-store revenue in a range of 3.50% to 4.75%;

•	An increase in same-store expenses in a range of 3.00% to 3.75%; and

•	An increase in same-store NOI in a range of 3.40% to 5.55%.

Projected Investment Activity

•	Development advances are estimated to range from $190 to $225 million; capitalized interest is estimated to range from $22.0 to $23.5 million.

•	Proceeds from property dispositions are expected to be the primary source of capital. The Company currently anticipates that proceeds from community / land sales proceeds will total $150 to $250 million in 2013. At this time, the Company does not expect to call for redemption its outstanding Series D preferred shares during 2013.

•	Core FFO guidance does not include any non-routine income or expense items (including gains or losses associated with the sale of land).

Common and Preferred Dividends Declared

On February 4, 2013, BRE’s Board of Directors approved common and preferred stock dividends for the quarter ending March 31, 2013. All common and preferred dividends will be payable on Friday, March 29, 2013 to shareholders of record on Friday, March 15, 2013.

The board also approved a 2.6% increase for the 2013 common dividend to $0.395 per share quarterly. The quarterly dividend payment is equivalent to $1.58 per share on an annualized basis, and represents a yield of approximately 3.17% on Friday’s closing price of $49.77 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the Company’s founding in 1970.

The Company’s 6.75% Series D quarterly preferred dividend is $0.421875 per share.

Q4 2012 Analyst Conference Call

The Company will hold an analyst conference call on Tuesday, February 5, 2013 at 11:00 a.m. Eastern (8:00 a.m. Pacific) to review these results. The dial-in number to participate in the United States and Canada is 877.723.9511; the international number is 719.325.4815 Enter Conf. ID# 5089643. A telephone replay of the call will be available for 14 days at 877.870.5176 or 858.384.5517 international, using the same ID# 5089643. A link to the live webcast of the call will be posted on www.breproperties.com in the Investors section. A webcast replay will be available for 90 days following the call.

About BRE Properties

BRE Properties, based in San Francisco, California, focuses on the development, acquisition and management of apartment communities located primarily in the major metropolitan markets of Southern and Northern California and Seattle. BRE directly owns 74 multifamily communities (totaling 21,160 units) and has joint venture interests in an additional 8 apartment communities (totaling 2,864 units). BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our website at www.breproperties.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the Company’s capital resources, portfolio performance and results of operations, and is based on the Company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying communities to acquire and in effecting acquisitions, failure to successfully integrate acquired communities and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the Company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The Company assumes no obligation to update this information. For more details, refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc.

Consolidated Balance Sheets

Fourth Quarter 2012

(Unaudited, in thousands, except per share, unit and per unit data)

	December 31, 2012	December 31, 2011
ASSETS
Real estate portfolio:
Direct investments in real estate:
Investments in rental communities	$3,722,838	$3,607,045
Construction in progress	302,263	246,347
Less: accumulated depreciation	(811,187)	(729,151)

	3,213,914	3,124,241
Equity in real estate joint ventures:
Investments	40,753	63,313
Real estate held for sale, net	23,065	—
Land under development	104,675	101,023

Total real estate portfolio	3,382,407	3,288,577
Cash	62,241	9,600
Other assets	54,334	54,444

TOTAL ASSETS	$3,498,982	$3,352,621

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	$990,018	$724,957
Unsecured line of credit	—	129,000
Mortgage loans payable	741,942	808,714
Accounts payable and accrued expenses	75,789	63,273

Total liabilities	1,807,749	1,725,944

Redeemable and other noncontrolling interests	4,751	16,228

Shareholders’ equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 2,159,715 shares with $25 liquidation preference issued and outstanding at December 31, 2012 and December 31, 2011, respectively.	22	22
Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 76,925,351 and 75,556,167 at December 31, 2012 and December 31, 2011, respectively.	769	756
Additional paid-in capital	1,685,691	1,609,671

Total shareholders’ equity	1,686,482	1,610,449

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,498,982	$3,352,621

BRE Properties, Inc.

Consolidated Statements of Income

Quarters and Twelve Months Ended December 31, 2012 and 2011

(Unaudited, in thousands, except per share, unit and per unit data)

	Quarter ended 12/31/12	Quarter ended 12/31/11	Twelve months ended 12/31/12	Twelve months ended 12/31/11
REVENUES
Rental income	$96,295	$90,367	$374,982	$349,667
Ancillary income	4,000	3,527	15,156	13,392

Total revenues	100,295	93,894	390,138	363,059
EXPENSES
Real estate	$31,162	$29,712	$122,996	$116,814
Provision for depreciation	26,519	25,301	100,518	101,047
Interest	17,979	18,103	68,467	74,964
General and administrative	5,696	5,697	22,848	21,768
Other expenses (1)	—	—	15,000	402

Total expenses	81,356	78,813	329,829	314,995
Other income	565	657	2,530	2,536

Net income before noncontrolling interests, partnership income and discontinued operations	19,504	15,738	62,839	50,600
Income from unconsolidated entities	519	726	2,644	2,888
Net gain on sale of unconsolidated entities	—	2,022	6,025	4,270

Income from continuing operations	20,023	18,486	71,508	57,758
Discontinued operations:
Discontinued operations, net (2)	936	1,675	3,913	6,808
Net gain on sales of discontinued operations	53,856	14,489	62,136	14,489

Income from discontinued operations	54,792	16,164	66,049	21,297

NET INCOME	$74,815	$34,650	$137,557	$79,055
Redeemable and other noncontrolling interest in income	99	165	413	1,168
Redemption related preferred stock issuance cost	—	—	—	3,771
Dividends attributable to preferred stock	911	911	3,645	7,655

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$73,805	$33,574	$133,499	$66,461

Net income per common share—basic	$0.96	$0.45	$1.74	$0.93

Net income per common share—diluted	$0.96	$0.44	$1.74	$0.93

Weighted average shares outstanding—basic	76,872	75,415	76,567	71,220

Weighted average shares outstanding— diluted	77,180	75,830	76,920	71,670

(1)	For the twelve months ended December 31, 2012, Other expenses included a $15,000,000 impairment charge related to a land parcel in Land under development that was transferred to Real estate held for sale, net. For the twelve months ended December 31, 2011, Other expenses included $402,000 related to acquisition costs.
(2)	Includes three communities sold during 2012 and two communities sold during 2011.

	Quarter ended 12/31/12	Quarter ended 12/31/11	Twelve months ended 12/31/12	Twelve months ended 12/31/11
Rental and ancillary income	$1,551	$3,014	$7,299	$14,561
Real estate expenses	(513)	(968)	(2,286)	(4,860)
Provision for depreciation	(102)	(371)	(1,100)	(2,893)

Discontinued operations, net	$936	$1,675	$3,913	$6,808

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated community, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our communities that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our communities, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

Core Funds from Operation (“Core FFO”)

Core funds from operations (“Core FFO”) begins with FFO as defined by the NAREIT White Paper and adjusts for: the impact of any expenses relating to non-operating asset impairment and valuation allowances; property acquisition costs and pursuit cost write-offs (other expenses); gains and losses from early debt extinguishment, including prepayment penalties and preferred share redemptions; executive level severance costs; gains and losses on the sales of non-operating assets, and other non-comparable items.

	Quarter Ended 12/31/2012	Quarter Ended 12/31/2011	Twelve Months Ended 12/31/2012	Twelve Months Ended 12/31/2011
Net income available to common shareholders	$73,805	$33,574	$133,499	$66,461
Depreciation from continuing operations	26,519	25,301	100,518	101,047
Depreciation from discontinued operations	102	371	1,100	2,893
Redeemable and other noncontrolling interest in income	99	165	413	1,168
Depreciation from unconsolidated entities	392	512	1,903	2,052
Net gain on sales of discontinued operations	(53,856)	(14,489)	(62,136)	(14,489)
Net gain on sale of unconsolidated entities	—	(2,022)	(6,025)	(4,270)
Less: Redeemable noncontrolling interest in income not convertible into common shares	(99)	(105)	(413)	(420)

Funds from operations	$46,962	$43,307	$168,859	$154,442

Non core items in the periods presented	—	—	15,000	4,173

Core Funds from operations	$46,962	$43,307	$183,859	$158,615

Diluted shares outstanding—EPS	77,180	75,830	76,920	71,670
Net income per common share—diluted	$0.96	$0.44	$1.74	$0.93

Diluted shares outstanding—FFO	77,180	76,100	76,940	72,180
FFO per common share—diluted	$0.61	$0.57	$2.19	$2.14

Diluted shares outstanding—Core FFO	77,180	76,100	76,940	72,180
Core FFO per common share—diluted	$0.61	$0.57	$2.39	$2.20

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from community dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our communities that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our communities, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 12/31/2012	Quarter Ended 12/31/2011	Twelve Months Ended 12/31/2012	Twelve Months Ended 12/31/2011
Net income available to common shareholders	$73,805	$33,574	$133,499	$66,461
Interest, including discontinued operations	17,979	18,103	68,467	74,964
Depreciation, including discontinued operations	26,621	25,672	101,618	103,940

EBITDA	118,405	77,349	303,584	245,365
Redeemable and other noncontrolling interest in income	99	165	413	1,168
Net gain on sales	(53,856)	(14,489)	(62,136)	(14,489)
Dividends on preferred stock	911	911	3,645	7,655
Other expenses	—	—	15,000	402
Net gain on sale of unconsolidated entities	—	(2,022)	(6,025)	(4,270)
Redemption related to preferred stock issuance cost	—	—	—	3,771

Adjusted EBITDA	$65,559	$61,914	$254,481	239,602

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core community operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead from acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 12/31/2012	Quarter Ended 12/31/2011	Twelve Months Ended 12/31/2012	Twelve Months Ended 12/31/2011
Net income available to common shareholders	$73,805	$33,574	$133,499	$66,461
Interest, including discontinued operations	17,979	18,103	68,467	74,964
Depreciation, including discontinued operations	26,621	25,672	101,618	103,940
Redeemable and other noncontrolling interest in income	99	165	413	1,168
Net gain on sales	(53,856)	(14,489)	(62,136)	(14,489)
Net gain on sale of unconsolidated entities	—	(2,022)	(6,025)	(4,270)
Dividends on preferred stock	911	911	3,645	7,655
General and administrative expense	5,696	5,697	22,848	21,768
Other expenses	—	—	15,000	402
Redemption related to preferred stock issuance cost	—	—	—	3,771

NOI	$71,255	$67,611	$277,329	$261,370

Less Non Same-Store NOI	7,629	7,674	30,096	29,051

Same-Store NOI	$63,626	$59,937	$247,233	$232,319

2013 Financial Outlook	Exhibit B

(dollars in thousands, except per share amounts) 2013: EPS & FFO per share guidance
	Low End		High End
Earnings per share	$1.00		$1.10
Depreciation per share	$1.35		$1.35
Funds from operations per share	$2.35		$2.45

2013: Same-store outlook
	Low End		High End
Same-store revenue (2013 vs 2012)	3.50%		4.75%
Same-store expense (2013 vs 2012)	3.75%		3.00%
Same-store net operating income (2013 vs 2012)	3.40%		5.55%

Regional breakdown of same store revenues	Low End		High End	% of Total Same Store Revenues
Seattle	5.00%		6.25%	14%
San Francisco Bay Area	5.50%		6.75%	25%
Southern California	2.50%		3.75%	57%
Non Core markets	1.00%		2.00%	4%

Total	3.50%		4.75%	100%

2013: Other elements of guidance

2013 Same-store and non same-store pools
	Communities		Homes
Ending 2012 communities
Same-store	68		19,462
Non same-store
Acquisition communities	3		652
Lease-up communities	2		606
Renovation communities	1		440

Total wholly or majority owned communities	74		21,160

2012 pool adjustments
2012 acquisition communities moved to 2013 same store	3		652
2012 lease-up community moved to 2013 same-store	1		270
2012 renovation community moved to 2013 same store	1		440

2013 Communities
Same-store	73		20,824
Non same-store
Lease-up communities	1		336

Total wholly or majority owned communities	74		21,160

Operating and capital elements	Level / Range
Occupancy (same-store)	95.0%-95.3%
LIBOR (average)	35-50 bps
Weighted average cost of debt outstanding	5.35%-5.40%
Operating property acquisitions	—		—
Development advances	$190,000	—	$225,000
Capitalized interest	$22,000	—	$23,500
Debt maturities	$70,000	—	$70,000
Revenue enhancing rehab & other	$35,000	—	$50,000
Recurring capital expenditures	$22,000	—	$25,000
Common stock	$—	—	$50,000
Community sales / land sales	$150,000	—	$250,000
Debt issuance	$—	—	$—

Detail of increase in shares outstanding	Low End		High End
Diluted shares outstanding 12/31/12	77,255		77,255
Weighted average impact of shares issued in 2013	545		745

2013 Outlook weighted average shares outstanding	77,800		78,000

2013 Financial Outlook	Exhibit B, continued

2013: Detail of financial outlook line items against comparable 2012 actual results (dollar amounts in thousands except per share amounts)
	2012	2013			2013
	Actual	Low End			High End
Rental and ancillary revenues
Same-store (1)	$387,313	$400,869		3.50%	$405,710		4.75%
Non same-store (1)
Lease-up communities	1,062	8,750			9,000
Acquisition communities	—	—			—
Commercial & other	1,763	1,770			1,800

Total rental and ancillary revenues	390,138	411,389			416,510

Real estate expenses
Same-store (1)	120,862	125,394		3.75%	124,488		3.00%
Non same-store (1)
Lease-up communities	456	3,400			3,200
Acquisition communities	—	—			—
Commercial & other	1,678	1,850			1,750

Total real estate expenses	122,996	130,644			129,438
Property level net operating income
Same-store (1)	266,451	275,475		3.40%	281,223		5.55%
Non same-store (1)
Lease-up communities	606	5,350			5,800
Acquisition communities	—	—			—
Commercial & other	85	(80)			50

Total property level net operating income	267,142	280,745			287,073

2013 acquisition communities (net)	—	—			—
Non real estate expenses
Provision for depreciation	100,518	105,000			105,000
General & administrative	22,848	24,250			23,250
Interest expense	68,467	69,000			68,000
Other expenses	15,000	—			—
Loss on retirement of debt	—	—			—

Total non real estate expenses	206,833	198,250			196,250

Partnership and other income
Partnership income	2,644	2,000			2,300
Net gain on sale of unconsolidated entity	6,025	—			—
Other income non property related	2,530	1,600			1,650

Total partnership and other income	11,199	3,600			3,950

Discontinued operations—communities sold
Net operating income	5,013 (2)	(6,000	)(3)		(6,000	)(3)
Depreciation	(1,100)	—			—
Gain on sales of discontinued operations	62,136	—			—

Total discontinued operations	66,049	(6,000)			(6,000)

Redeemable noncontrolling interest in income	413	300			300
Preferred stock dividends	3,645	3,645			3,645
Redemption related preferred stock issuance costs	—	—			—

Net income available to common shareholders	$133,499	$76,150			$84,828

Reconciliation to funds from operations
Depreciation from continuing and discontinued ops	101,618	105,000			105,000
Depreciation from unconsolidated entities	1,903	1,400			1,500
Convertible redeemable noncontrolling interests in income		—			—
Gain on sales of discontinued operations	(62,136)	—			—
Net gain on sale of unconsolidated entity	(6,025)	—			—

Funds from operations	$168,859	$182,550			$191,328

Diluted shares outstanding—FFO	76,940	77,800			78,000

FFO per common share	$2.19	$2.35			$2.45

Core FFO per common share	$2.39	$2.35			$2.45

(1)	2012 Actual Same-store and Non Same-store communities are presented to reflect results for the comparable 2013 community pool composition.
(2)	Net operating income from three San Diego assets sold in 2012. Countryside Village sold on May 17, 2012 for $12.6 million and Terra Nova and Canyon Villa sold on December 20, 2012 for $77.0 million.
(3)	Assumes midpoint ($200 million) of estimated 2013 range of sales proceeds closing on July 1, at a 6.0% cap rate. Annual NOI from properties anticipated to be sold are included in Same-store totals above, deduction in this line represents NOI lost post the July 1 assumed sale date.